UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 30, 2008

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51786	87-0722777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 676-8321

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Election of Directors.

NightHawk Radiology Holdings, Inc. (the “Company”) today announced that, effective April 30, 2008, Mr. David M. Engert was appointed to the Board of Directors (the “Board”) of NightHawk Radiology Holdings, Inc. (the “Company”). Mr. Engert was also appointed to serve as a member of the Company’s Audit Committee and as a member of the Company’s Nominating & Governance Committee.

With the appointment of Mr. Engert to the Audit Committee, the Company has now regained compliance with the Marketplace Rules of the Nasdaq Global Market in that the Company’s Audit Committee is now comprised of three independent directors.

David M. Engert, 57, has served as the founder and owner of ES3, a strategic consulting and investment company since 2007. Prior to 2007, from 2002 to 2006, Mr. Engert served as the President, Chief Executive Officer and Director of Quality Care Solutions, Inc., one of the nation’s leading providers of advanced healthcare payer enterprise application solutions, which was aquired by Trizetto, Inc. in January 2007. Prior to 2002, Mr. Engert held a number of senior level management positions in the healthcare industry over the previous 10 years, including roles as Senior Vice President & General Manager at McKesson Corporation’s Managed Care Division and as Chief Operating Officer and Director of Healthwatch, Inc. Mr. Engert received his B.S. in Industrial Engineering from Louisiana State University.

Pursuant to a letter agreement between the Company and Mr. Engert dated April 23, 2008, the Company committed to grant Mr. Engert an initial stock option with a value equal to $200,000, with the exercise price and number of shares subject to the option to be determined in accordance with the Company’s option grant policies (the “Initial Grant”). The shares subject to the Initial Grant will vest over three (3) years, subject to Mr. Engert’s continued service on the Board. Also pursuant to the letter agreement and the Board of Directors Compensation Policy, the Company notified Mr. Engert that, beginning at the annual meeting of the Board held in connection with the Company’s 2009 annual stockholder meeting, and at each annual meeting thereafter during his service on the Board, he would be eligible to receive an additional annual option grant, with a value expected to be equal to $125,000 (the “Annual Grant”). The Annual Grant would also vest over three (3) years, subject to Mr. Engert’s continued service on the Board. The Initial Grant and the Annual Grant will be subject to the terms and conditions of the Company’s 2006 Equity Incentive Plan (the “Plan”) and the related grant agreements.

In addition, in accordance with the Board of Directors Compensation Policy, the Company will pay Mr. Engert cash compensation in the amount of $4,000 per quarter during his service as a Board member, and an additional $1,000 for each board or committee meeting attended in person (or $500 for meetings attended by telephone). Finally, the Company is required to reimburse Mr. Engert for all reasonable expenses in connection with his services to the Company.

A copy of the letter agreement between the Company and Mr. Engert dated April 23, 2008 is attached to this Current Report as Exhibit 10.43.

Item 8.01.	Other Events.

With the appointment of Mr. Engert to the Board and to the Audit Committee, the Company has now regained compliance with the Marketplace Rules of the Nasdaq Global Market in that the Company’s Audit Committee is now comprised of three independent directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.43	Letter Agreement between the Company and Mr. David Engert dated April 23, 2008

99.1	Press release dated April 30, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2008

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

By:	/s/ Paul E. Cartee
Paul E. Cartee Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.43	Letter Agreement between the Company and Mr. David Engert dated April 23, 2008

99.1	Press release dated April 30, 2008